EXHIBIT II
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DESCARTES                                                                   NEWS

CONTACT INFORMATION:

Public Relations                                 Investor Relations
Kimberley Emmerson                               Chaya Cooperberg
(519) 746-6114, ext. 2562                        (519) 746-6114 ext. 2757
KEMMERSON@DESCARTES.COM                          CCOOPERBERG@DESCARTES.COM


    THE DESCARTES SYSTEMS GROUP INC. ANNOUNCES MAILING OF OFFERS TO PURCHASE
                    COMMON SHARES AND CONVERTIBLE DEBENTURES

WATERLOO, ONTARIO, June 5, 2003 -- The Descartes Systems Group Inc., (Nasdaq:DSGX), (TSX:DSG), today announced that it has mailed to its shareholders an offer to purchase for cancellation up to 11,578,000 of its outstanding Common Shares for a cash price of not less than CDN$3.00 and not more than CDN$3.85 per Common Share (subject to any applicable withholding tax). In addition, Descartes announced that it has mailed a separate offer to indirectly purchase, through a wholly-owned subsidiary, up to U.S.$45,000,000 aggregate principal amount of its 5.50% Convertible Unsecured Subordinated Debentures due June 30, 2005 (the "Debentures"). Descartes announced its intention to make the above offers on May 12, 2003.

Descartes and its Board of Directors have unanimously determined that the offers represent an effective use of Descartes' financial resources and are in the best interests of its shareholders. The offers are not expected to preclude Descartes from pursuing its foreseeable business opportunities. Credit Suisse First Boston Canada Inc. and its U.S. affiliate, Credit Suisse First Boston LLC, have been retained by Descartes to act as dealer managers for the Common Share offer. Descartes has retained Credit Suisse First Boston LLC to act as United States dealer manager, and Griffiths McBurney & Partners to act as Canadian dealer manager for the Debenture offer. Credit Suisse First Boston Canada Inc. and Griffiths McBurney & Partners are also advisers for the offers.

As previously announced, the offer for the Common Shares will be made by way of a dutch auction tender, which will provide holders with the opportunity to specify the price, within the range of not less than CDN$3.00 and not more than CDN$3.85 per Common Share, at which they are prepared to sell their Common Shares. The actual purchase price will be determined through an auction mechanism and will be the lowest price within the range stated above at which Descartes can purchase up to 11,578,000 of its Common Shares. All Common Shares tendered at or below the actual purchase price (subject to pro-rating, disregarding fractions, in the event that the offer is over-subscribed) will be purchased for the same price. Common Shares tendered at a higher price will be returned to holders.

Under the offer for the Debentures, 3078393 Nova Scotia Company, a wholly-owned subsidiary of Descartes, will pay a cash price of U.S.$950 plus the amount of unpaid interest accrued up to and as at the date immediately prior to the date on which 3078393 Nova Scotia Company takes up and pays for Debentures under the Offer for each U.S.$1,000 principal amount of Debentures (subject to any applicable withholding tax). Pursuant to a commitment entered into with Descartes, a significant holder of Debentures

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has agreed to tender $30,856,500 aggregate principal amount of Debentures owned by it under the Debenture offer.

The offers will expire at 5:00 p.m., Toronto time, on July 11, 2003, unless extended or withdrawn. Full particulars of the offers, such as conditions of offers typical of transactions of this nature, including the obtaining of regulatory exemption rulings are contained in the issuer bid circulars. The offers are not conditional on a minimum number of Common Shares or a minimum aggregate principal amount of Debentures being deposited. Each of the issuer bid circulars, with the terms of the applicable offer and instructions for tendering Common Shares or Debentures, as the case may be, have been filed with Canadian provincial securities regulators and the U.S. Securities and Exchange Commission.

None of Descartes' officers, directors or affiliates intends to tender Common Shares or Debentures in the offers.

None of Descartes, any members of its board of directors, Credit Suisse First Boston Canada Inc. or Credit Suisse First Boston LLC is making any recommendation to shareholders as to whether to tender Common Shares or as to what price at which to tender. Shareholders must decide how many Common Shares they will tender, if any, and the price, within the stated range, at which they will deposit Common Shares for purchase. None of Descartes, 3078393 Nova Scotia Company, any members of their respective board of directors, Credit Suisse First Boston LLC or Griffiths McBurney & Partners is making any recommendation to holders of Debentures as to whether to tender Debentures. Holders of Debentures must decide on the principal amount of Debentures they will tender, if any.

The Common Shares trade on the Toronto Stock Exchange under the symbol DSG and on the Nasdaq National Market under the symbol DSGX. As of May 30, 2003, there were outstanding 52,231,711 Common Shares. The Debentures trade on the Toronto Stock Exchange under the symbol DSG.DB.U. As of May 30, 2003, there were outstanding Debentures in the aggregate principal amount of U.S.$71,995,000.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. Common Shares and Debentures may only be tendered pursuant to the terms of the offer set forth in the applicable issuer bid circular and its accompanying letter of transmittal. The solicitation of offers is being made only pursuant to the applicable issuer bid circular and its accompanying letter of transmittal that Descartes is distributing to its shareholders and holders of Debentures, as applicable, and filing with the Securities and Exchange Commission and Canadian provincial securities regulators. Investors should read carefully the issuer bid circulars and related materials because they contain important information. Investors may obtain a free copy of the issuer bid circulars and other documents filed by Descartes with the Securities and Exchange Commission at WWW.SEC.GOV maintained by the SEC or WWW.SEDAR.COM, maintained by the Canadian Securities Administrators. You may also contact the dealer managers, the information agent, or the depositary, each at the contact numbers set forth on the back cover of the offers, as applicable. Investors are urged to read these materials carefully before making any decision with respect to the offers.

Each shareholder and holder of Debentures is urged to consult his tax adviser as to the particular tax consequences of the offer to such person.

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ABOUT DESCARTES
The Descartes Systems Group Inc. (Nasdaq:DSGX) (TSX:DSG) is a trusted provider of logistics solutions. In more than 60 countries Descartes' leading solutions drive operational efficiency, enhance customer responsiveness and improve precision in purchasing for global organizations. For more information, visit WWW.DESCARTES.COM.

All registered and unregistered trademarks mentioned in this release are the property of their respective owners.

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This release contains forward-looking statements, including statements regarding future business opportunities, statements regarding the use of financial resources and the prospects for the offers. These forward-looking statements are neither promises nor guarantees but involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or the developments in the Company's business or its industry, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the volatility of the market price of the Common Shares and Debentures, global economic and political conditions, the extent to which holders of Common Shares or Debentures determine to deposit their securities under the applicable offer, Descartes' liquidity and capital resources and other factors discussed in the section entitled "Risk Factors" in documents filed with the Securities and Exchange Commission, the Ontario Securities Commission and other securities commissions across Canada. Forward-looking statements are based on management's current plans, estimates, opinions and projections as of the date they are made, and the Company does not undertake to update forward-looking statements if assumptions of these plans, estimates, opinions or projections should change.